EXHIBIT 99.1

Tortoise Capital Resources Corp. to Invest $4.7 Million in
Quest Midstream Partners, L.P. Common Units

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan.– Oct. 18, 2007 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that it has entered into an agreement to purchase 235,000 common units of Quest Midstream Partners, L.P. (Quest) at a price of $20.00 per unit.  This investment represents a portion of a $75 million equity transaction that Quest intends to use to purchase a 100 percent interest in the KPC Pipeline System located in Oklahoma, Kansas and Missouri.

Quest is purchasing the KPC Pipeline System from Enbridge Energy Partners, L.P. for $133 million, less adjustments for working capital.  This transaction is expected to fund on or around Oct. 31, 2007.

Upon funding this $4.7 million investment, TTO will have a total of $22.2 million invested in Quest Midstream Partners, L.P. and will have invested a total of approximately $153.3 million, including equity investments of $142.5 million and debt investments of $10.8 million.

"We believe the KPC Pipeline System assets are an excellent fit for Quest and we are happy to participate in this follow-on investment along with a number of new investors,” said Tortoise Capital Resources’ President, Ed Russell.

About Quest Midstream Partners, LP
Quest Midstream Partners, LP formed by Quest Resource Corp., is an Oklahoma City-based limited partnership. The company owns and operates a gas gathering system in the Cherokee Basin, which is located in southeastern Kansas and northern Oklahoma.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of Sept. 30, 2007, the adviser had approximately $2.8 billion of energy investment assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com